Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Centerra Gold Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Shares (no par value) issuable pursuant to awards granted under the Centerra Gold Inc. Omnibus Incentive Plan	Other(2)	7,588,834	$7.07	(2)	$53,653,056	(2)	$0.00011020	$5,913
Total Offering Amounts						$53,653,056			$5,913
Total Fee Offsets									—
Net Fee Due									$5,913

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares of Centerra Gold Inc. (the “Registrant”), no par value (the “Common Shares”), that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)	Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on April 25, 2023, which was US$7.07 per share.